Exhibit 21.1


                                  EXHIBIT 21.1

                                  SUBSIDIARIES


                                          State or Other Jurisdiction
             Subsidiary                 of Incorporation or Organization
             ----------                 --------------------------------

      Showpower Overseas, LLC                        Indiana

      Templine, Ltd.                                 U.K.

      Showpower Brasil, S.A.                         Brazil